Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 4, 2024 (except for Note 14, as to which the date is March 4, 2025) with respect to the consolidated financial statements included in the Annual Report of Stellus Capital Investment Corporation on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statement of Stellus Capital Investment Corporation on Form N-2 (File No. 333-265695).

/s/ GRANT THORNTON LLP

Houston, Texas
March 11, 2026